Exhibit 99.2
September 2009 Robin Johnson, CIO DELL CONFIDENTIAL Dell IT All Hands Talking Points Perot Systems: The Right Move for Dell and for Our Customers

EYES ONLY - NOT FOR DISTRIBUTION Information in this document is provided to inform talking points ONLY DO NOT project, print, email or distribute slides This document relates to activity planning only; nothing in this document shall be construed to relate to program implementation or execution No copies of this document, in whole or in part, may be distributed without express permission from Dell's Office of the CIO The planned tender offer described in these materials has not yet commenced. The description contained in these materials is not an offer to buy or the solicitation of an offer to sell securities. At the time the planned tender offer is commenced, Dell will file a tender offer statement on Schedule TO with the Securities and Exchange Commission (the "SEC"), and Perot Systems will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the planned tender offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before making any decision to tender securities in the planned tender offer. Those materials will be made available to Perot System's stockholders at no expense to them. In addition, all of those materials (and all other tender offer documents filed with the SEC) will be made available at no charge on the SEC's website: www.sec.gov. 2 DELL CONFIDENTIAL

Welcome 3 DELL CONFIDENTIAL I'm here today to talk to you about some exciting news - I believe one of the most important developments in the history of Dell, and for Dell IT in particular. As you know, we have announced our intent to acquire Perot Systems, a well-known and respected IT services company. I'm here to share a bit more perspective on this news. I hope you all are as excited and energized as I am and looking forward to applying your great skills and knowledge to this opportunity. Now that we have announced intent, we are beginning the process of planning for our integration. So what I'd like to talk to you about is where we are today as an IT organization and discuss some of the opportunities that the Perot Systems acquisition can bring to our organization.

The Right Move for Dell 4 DELL CONFIDENTIAL You may have heard Michael say that the planned combination of these two great companies is the right move for Dell and for our customers. And it's the right move for Perot Systems and their customers, too. Just think about the areas where Dell is strong: supply chain, manufacturing, e-Commerce, a tremendous hardware portfolio from the desktop to the data center - and all with a global reach. Then look at Perot: incredible services capability that perfectly compliments ours and great expertise in IT infrastructure and operations. It's really a great fit. So this is really about growth and new opportunities for both companies. We hope the additive and complimentary effect of our capabilities is going to create huge opportunities for us to expand all over the globe.

Aligning Our Teams 5 DELL CONFIDENTIAL We expect to close this agreement during Q4 of this year, so starting this week we have begun planning for integration. Large-scale integrations like this one can be challenging, but we have incredibly smart teams on both sides and corporate cultures that are very similar, and I am confident that their work will be a success. As you have read in the communication from Michael, once the acquisition is complete we will create a new Services unit that will be led from by Peter Altabef, the current CEO of Perot Systems. We expect this new organization will combine the best services capabilities of Dell and Perot Systems that will yield an IT-services portfolio that is stronger together than either of us is separately today. Think "1 + 1 = 3." This has the potential to be a huge win for both companies, our customers and our teams.

What This Means for IT: Inside Dell 6 DELL CONFIDENTIAL Now let's talk about the part you are probably most interested in: what these changes could mean for Dell IT. To start, let's talk a bit about what each of our companies looks like from the inside when it comes to IT. At Dell, you know that about a year ago we moved our IT operations and infrastructure teams to Dell's Global Services organization under the leadership of Bret Allinson. Bret has done a great job simplifying the environment and helping us to take out cost. We also of course have a very robust application development and app support organization that I am very proud to lead - and which I hope all of you are proud to be a part of. We have delivered tremendous results for Dell in the past year and we are poised to really transform the business over the next year with our Rationalize the Core initiative to simplify the application environment. We continue to drive stability as job #1 and are showing good results.

What This Means for IT: Inside Perot 7 DELL CONFIDENTIAL At Perot Systems, their IT functions live across multiple organizations just as ours do. But one key difference for Perot is that they also develop applications for their customers, which of course we at Dell do not. In addition, Perot has an IT function just like our application development function at Dell that develops and manages the internal IT systems and projects for Perot - things like HR and Finance systems and so forth. But most important, and this is a key differentiator: Perot also has tremendous expertise in the management and operation of IT infrastructures for their customers. This is an area where we see some great potential to reap some benefits in the continuous improvement of our own infrastructure as well as our ability to offer that capability to our customers around the world.

What This Means for IT: Putting it Together 8 DELL CONFIDENTIAL How this nets out is that the IT integration may look slightly different between the infrastructure side and the application side. For infrastructure, it's clear that here Perot is a world leader and we have an opportunity to learn from and leverage their extensive experience that will benefit us and our customers. For application development, it's more of a "marriage of equals" - and a very complimentary marriage, too. We'll look for ways to collaborate closely once the agreement closes to ensure that we combine the best of what we each bring to the table, and do that in the most effective way possible.

Dell IT and Perot IT: Better Together 9 DELL CONFIDENTIAL So how does this all net out? Once the agreement closes, we will have an extremely strong and talented IT organization with even more capability than today. And knowing all of you as I do, and having met many of the Perot team, I am confident that this has the potential to be an even stronger IT organization. And as a combined team, I know we will be able to attract and retain the best talent in the industry to join us. We are looking at structuring the IT function into two complimentary organizations: one team will focus on our go-to-market capabilities and application development services for customers, and that team will be led by Anurag Jain from Perot. I will lead the core IT functions as CIO for the combined companies. This means doing all of the things we do today as Dell IT, plus more - only we will also begin integrating the tremendous resources and expertise that Perot brings to the table to help us go faster.

What This Means for You 10 DELL CONFIDENTIAL I know what each of you can do - and I know how talented and smart and hard working you all are. There is a lot of work ahead for us, but I have full confidence in your ability to deliver. It's not just that I think we can do this - it's that I know we will do it better than any other IT team on the planet. And I'm genuinely excited for each of you, because this development can present a variety of opportunities for you. The potential to do new and different kinds of work for both internal IT and for our customers will be a great step forward for all of us. Think about Rationalize the Core. You are going to help us drastically reduce our application footprint - and once you do, you will now have the mobility to move to the go-to-market side and help our customers do the same. We will take all the best capabilities of Dell IT from the back office and moving them front and center to our customers.

What I Need From You 11 DELL CONFIDENTIAL So now I'm going to lay out exactly what I need from each of you in the next weeks and months. First, and I cannot emphasize this enough: STAY FOCUSED. Some of you have already asked if this acquisition will change our Rationalize the Core strategy. The answer is, yes, it will change it a lot - because now we have the opportunity to do it FASTER than ever before. It is absolutely key that we focus on our applications space so we can enable our business - and when we close the acquisition, we'll have the ability to accelerate. So, same strategy - just faster. Second, and this is very, very important: Until the agreement closes later this year, we have to continue to operate as two separate companies. We can plan for integration, but we can only plan. We can't do business together, we can't change our strategy or influence theirs. We must continue to do everything just as if there were no acquisition coming.

What I Need From You (cont'd) 12 DELL CONFIDENTIAL If you would not have given or requested the information from Perot before the transaction, do not give or request it today and, when in doubt, do not share or ask for the information and call us for advice. Third, keep an open mind during the integration period and after. Look at this as an opportunity for growth and improvement and the sharing of knowledge between two of the best IT teams anywhere in the world. Finally, HAVE FUN! This is an incredible time to be at Dell - and I have a feeling that someday you are going to look back on this as the best time of your career. I know that I will, and I could not be more proud to lead such an incredible team at such an exciting time. Now, let's stay focused on our commitments and continue to deliver amazing results for our internal and external customers. Thank you!

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